UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Chajet, Clive
   Chajet Consultancy LLC
   575 Madison Avenue, 10th Floor
   New York,, NY  10022
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 28, 1997
5. If Amendment, Date of Original (Month/Year)
   December 28, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Class A Common Stock, $.10 pa|      |    |                  |   |           |6,500              |(D)   |                           |
r value                      |      |    |                  |   |           |                   |      |                           |
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                             |      |    |                  |   |           |1,300(1)           |(I)   |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Options (right to |$22.25  |06/04|(A) |3,000      |A  |(2)  |06/04|Class A Comm|3,000  |       |3,000       |(D)|            |
buy) with tandem tax wit|        |/97  |    |           |   |     |/07  |on Stock    |       |       |            |   |            |
hholding right          |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(2) One-half 06/04/98 and one-half 06/04/99.
SIGNATURE OF REPORTING PERSON
CLIVE CHAJET
DATE
April 7, 1998